Exhibit 99.1
HCC PROVIDES EARNINGS GUIDANCE
AND ANNOUNCES 2007 RELEASE DATES
HOUSTON (January 30, 2007) . . .
HCC Insurance Holdings, Inc. (NYSE symbol: HCC) today provided earnings guidance for the year ending December 31, 2007.
Management is estimating that they will achieve net earnings per share in the range of $3.10 to $3.25 for the full year 2007.
These estimated results for the full year 2007 assume the following approximate amounts: net written premium of $2.0 billion; total revenue of $2.3 billion; a combined ratio of 85%; and average fully diluted shares outstanding of 118 million.
Frank J. Bramanti, Chief Executive Officer of HCC said, “Our goal is to continue to increase net earnings and therefore shareholders’ equity while maintaining our insurance company ratings and the integrity of our balance sheet.” Mr. Bramanti added, “We are confident our business plan will continue to provide investors with above market returns coupled with below average risk for our industry.”
The earnings announcements, which will take place after the market closes, are expected to be released on the following dates:

Fourth Quarter and Full Year, 2006	February 20, 2007

First Quarter, 2007	May 8, 2007

Second Quarter, 2007	August 7, 2007

Third Quarter, 2007	November 6, 2007

The Company will hold an open conference call the following morning at 8:00 a.m. Central Time to discuss the results. Conference call information will be made available on the Company’s website approximately two weeks prior to each call. Each of the conference calls will also be made available by webcast through the Company’s website.
Headquartered in Houston, Texas, HCC is a leading international specialty insurance group with offices across the United States and in Bermuda, Spain and the United Kingdom. HCC has assets exceeding $7.5 billion, shareholders’ equity of $2.0 billion and is rated AA (Very Strong) by Standard & Poor’s and A+ (Superior) by A. M. Best Company.
For more information, visit our website at www.hcc.com.

Contact:	L. Byron Way, Vice President HCC Insurance Holdings, Inc. Telephone: (713) 690-7300
Forward-looking statements contained in this press release are made under “safe harbor" provisions of the Private Securities Litigation Reform Act of 1995 and involve a number of risks and uncertainties. The types of risks and uncertainties which may affect the Company are set forth in its periodic reports filed with the Securities and Exchange Commission.
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